Exhibit 10.1
RETENTION BONUS AGREEMENT
Agreement (the “Agreement”) dated as of November 9, 2016 by and among FIESTA RESTAURANT GROUP, INC., a Delaware corporation (the “Employer”) and Joseph Brink (the “Employee”).
W I T N E S S E T H:
WHEREAS, the Employee has been employed by the Employer and desires to remain in the employ of the Employer and continue to provide services for the Employer and any present or future parent, subsidiary or affiliate of the Employer and their successors and assigns in such capacity; and
WHEREAS, the Employer desire to induce the Employee to so remain in such employ;
NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto hereby agree as follows:

1.    Retention Bonus
1.1    2016 Retention Bonus. Subject to the provisions of this Agreement, Employee shall be entitled to receive $40,000 (the "2016 Retention Bonus Payment") payable in a single lump sum cash payment in February 2017 (the "2016 Retention Bonus Payment Date"); provided however that if Employee voluntarily resigns as an employee of the Employer, or gives notice of such resignation, or is terminated for “Cause” (as defined below) any time during the twelve month period following the 2016 Retention Bonus Payment Date, Employee shall immediately repay to the Company in a single lump sum cash payment the amount equal to the 2016 Retention Bonus Payment.
1.2    2017 Retention Bonus. Subject to the provisions of this Agreement, Employee shall be entitled to receive $ 40,000 less any amount related to short term incentive compensation received by Employee under the Employee Bonus Plan (the "2017 Retention Bonus Payment") payable in a single lump sum cash payment in February 2018 (the "2017 Retention Bonus Payment Date"), provided that Employee remain employed by the Employer through the 2017 Bonus Payment Date.
2.    At Will Employment.
Nothing in this Agreement shall confer upon the Employee the right to remain in the employ of the Employer or any of its subsidiaries, it being understood and agreed that (a) the Employee is an employee at will and serves at the pleasure of the Employer at such compensation as the Employer shall determine from time to time, (b) the Employer shall have the right to terminate the Employee’s employment at any time, with or without Cause subject to the provisions of this Agreement, and (c) except for this Agreement and any equity awards agreements entered into by Employee and the Employer pursuant to the Employer's 2012 Stock Incentive Plan, there are no other arrangements or agreements between Employee and the Employer or any of its subsidiaries concerning the terms of the Employee’s employment with the Employer or any of its subsidiaries, and that nothing in this Agreement guarantees employment for any definitive or specific term or duration or any particular level of benefits or compensation.
3.    Withholding.
The Employer shall be entitled to withhold from amounts payable to the Employee hereunder such amounts as may be required by applicable law.
4.    Governing Law; Dispute Resolution.
All disputes regarding this agreement shall resolved by arbitration by JAMS pursuant to the Fiesta Restaurant Group Mandatory Arbitration Program. To the extent not preempted by the laws of the United States, the terms and provisions of this agreement are governed by and shall be interpreted in accordance with, the laws of Texas, without giving effect to any choice of law principles.
5.    Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.     Definitions.
For purposes of this Agreement, the following definitions shall apply:
6.1    “Cause” shall mean: (i) the commission by the Employee of any act or omission that would constitute a felony or any crime of moral turpitude under Federal law or the law of the state or foreign law in which such action occurred, (ii) dishonesty, disloyalty, fraud, embezzlement, theft, engagement of competitive activity, disclosure of trade secrets or confidential information or other acts or omissions that result in a breach of the duty of loyalty or a breach of fiduciary duties or other material duty to the Employer and its subsidiaries, (iii) continued reporting to work or working under the influence of alcohol, an illegal drug, an intoxicant or a controlled substance which renders Employee incapable of performing his or her material duties to the satisfaction of the Employer and/or its subsidiaries, (iv) the Employee's failure to substantially perform Employee's duties and/or responsibilities with respect to the Employer and its subsidiaries, (v) Employee's material breach of any of the Employer's or its subsidiaries' policies or procedures, or (vi) willful damage by Employee to Employer or its subsidaries assets.
6.2    “Employee Bonus Plan” shall mean: all bonus plans or arrangements maintained by the Employer or any of its subsidiaries (other than the Employer's 2012 Stock Incentive Plan) in which the Employee is eligible to participate for the year in which the Employee incurs a Termination of employment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FIESTA RESTAURANT GROUP, INC.
By:	/s/ Danny Meisenheimer
Name: Danny Meisenheimer Interim Chief Executive Officer
/s/ Joseph Brink
Joseph Brink